Exhibit 99.1

Contact:

Jeff Hall, Chief Financial Officer

David Myers, Vice President, Investor Relations

(314) 810-3115

investor.relations@express-scripts.com

Express Scripts Reports First Quarter Results

ST. LOUIS, May 10, 2012 — Express Scripts Holding Company (Nasdaq: ESRX) announced 2012 first quarter net income of $267.8 million, or $0.55 per diluted share. These results reflect those of Express Scripts, Inc. prior to the completion of the merger with Medco Health Solutions, Inc. (“Medco”), on April 2, 2012. Adjusted earnings per share, as detailed in Table 4 were $0.73 per diluted share for the first quarter.

“With the close of the Medco acquisition, Express Scripts begins a new chapter as we bring together two outstanding organizations focused on innovation and service,” stated George Paz, chairman and chief executive officer. “We have an unprecedented opportunity to help Americans by making the use of prescription drugs safer and more affordable. As we combine our complementary strengths, we strive to improve health outcomes while lowering healthcare costs for our clients and patients.”

First Quarter 2012 Review (Data reflected on an adjusted basis. See Tables 2 and 3)

•	Adjusted claims of 192.8 million, up 3.6% from first quarter 2011

•	Gross profit of $0.9 billion, up 11% from first quarter 2011

•	Gross profit and selling general and administrative (“SG&A”) expenses were impacted by the continued acceleration of projects to free up capacity for integration activities

•	EBITDA of $0.7 billion, up 7% from first quarter 2011

•	EBITDA per adjusted claim of $3.40, up 3% from first quarter 2011

•	Cash flow from operations of $0.5 billion, up 117% from first quarter 2011

Medco First Quarter 2012 Results

Medco’s 2012 first quarter net income was $245.1 million, or $0.62 per diluted share. Adjusted earnings per share, as detailed in Table 5 were $0.79 per diluted share for the first quarter, compared to $0.85 last year. Refer to Express Scripts Holding Company’s 8-K filing on May 10, 2012 which includes Medco’s consolidated historical financial statements for the first quarter of fiscal 2012.

Guidance

The Company expects to achieve adjusted earnings per share for 2012 in the range of $3.36 to $3.66. Adjusted earnings per share excludes items as detailed in Table 7.

Total adjusted claims are expected to be approximately 1.4 billion. The guidance range assumes quarterly diluted weighted-average shares averaging 833 million for quarters 2 through 4 and 2012 diluted weighted-average shares of 750 million. Diluted weighted-average shares may differ due to, among other factors, the exercise of stock options and settlement of restricted stock units, and differences in the dilutive impact of awards granted under either of Express Scripts' or Medco's share-based compensation agreements. The guidance range assumes a yearly tax rate of 39%. Variations in assumed diluted weighted-average shares and tax rate may materially impact the guidance range.

The Company continues to expect the acquisition of Medco to be slightly accretive during the integration period and moderately accretive once the integration is complete, which is anticipated in the first half of 2014. The Company expects to realize $1 billion in net synergies once fully integrated.

About Express Scripts

Express Scripts manages more than a billion prescriptions each year for tens of millions of people. On behalf of our clients — employers, health plans, unions and government health programs — we make the use of prescription drugs safer and more affordable. We innovate to enhance patient care, reduce pharmacy-related waste and increase therapy adherence. Building on a strong clinical foundation, we apply our understanding of the behavioral sciences — an approach we call Consumerology® — to make it easier for people to choose better health.

Headquartered in St. Louis, Express Scripts provides integrated pharmacy benefit management services, including network-pharmacy claims processing, home delivery, specialty benefit management, benefit-design consultation, drug-utilization review, formulary management, and medical and drug data analysis services. The company also distributes a full range of biopharmaceutical products and provides extensive cost-management and patient-care services.

For more information, visit www.Express-Scripts.com or follow @ExpressScripts on Twitter.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements, including, but not limited to, statements related to the Company’s plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements can be found in the Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s Form 10-Q filed with the SEC on May 10, 2012. A copy of this form can be found at the Investor Relations section of Express Scripts’ web site at http://www.express-scripts.com/corporate.

We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

EXPRESS SCRIPTS

Unaudited Consolidated Statement of Operations

	Three Months Ended March 31,
(in millions, except per share data)	2012	2011
Revenues(1)	$12,132.6	$11,094.5
Cost of revenues (1)	11,300.6	10,349.0

Gross profit	832.0	745.5
Selling, general and administrative	267.5	193.1

Operating income	564.5	552.4

Other (expense) income:
Interest income	2.3	0.4
Interest expense	(132.0)	(39.7)

	(129.7)	(39.3)

Income before income taxes	434.8	513.1
Provision for income taxes	167.0	186.6

Net income	$267.8	$326.5

Weighted average number of common shares outstanding during the period:
Basic	485.3	529.0
Diluted	489.7	533.9

Basic earnings per share	$0.55	$0.62

Diluted earnings per share:	$0.55	$0.61

(1)	Includes retail pharmacy co-payments of $1,496.6 million and $1,526.5 million for the three months ended March 31, 2012 and 2011, respectively.

EXPRESS SCRIPTS

Unaudited Consolidated Balance Sheet

(in millions)	March 31, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$9,577.7	$5,620.1
Restricted cash and investments	30.0	17.8
Receivables, net	2,008.4	1,915.7
Inventories	385.4	374.4
Deferred taxes	52.2	45.8
Prepaid expenses and other current assets	50.4	84.2

Total current assets	12,104.1	8,058.0
Property and equipment, net	405.5	416.2
Goodwill	5,486.3	5,485.7
Other intangible assets, net	1,587.2	1,620.9
Other assets	25.1	26.2

Total assets	$19,608.2	$15,607.0

Liabilities and Stockholders’ Equity
Current liabilities:
Claims and rebates payable	$2,650.3	$2,874.1
Accounts payable	1,117.8	928.1
Accrued expenses	899.2	656.0
Current maturities of long-term debt	1,000.0	999.9

Total current liabilities	5,667.3	5,458.1
Long-term debt	10,537.1	7,076.4
Other liabilities	628.3	598.8

Total liabilities	16,832.7	13,133.3

Stockholders’ Equity:
Preferred stock, 5.0 shares authorized, $0.01 par value per share; and no shares issued and outstanding	—	—
Common stock, 1,000.0 shares authorized, $0.01 par value per share; shares issued: 690.4 and 690.7, respectively; shares outstanding: 485.7 and 484.6, respectively	6.9	6.9
Additional paid-in capital	2,457.4	2,438.2
Accumulated other comprehensive income	18.6	17.0
Retained earnings	6,913.4	6,645.6

	9,396.3	9,107.7
Common stock in treasury at cost, 204.7 and 206.1 shares, respectively	(6,620.8)	(6,634.0)

Total stockholders’ equity	2,775.5	2,473.7

Total liabilities and stockholders’ equity	$19,608.2	$15,607.0

EXPRESS SCRIPTS

Unaudited Consolidated Statement of Cash Flows

	Three Months Ended March 31,
(in millions)	2012	2011
Cash flows from operating activities:
Net income	$267.8	$326.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	65.0	62.9
Non-cash adjustments to net income	37.2	54.6
Deferred financing fees	18.1	1.0
Changes in operating assets and liabilities:
Accounts receivable	(96.4)	(189.3)
Claims and rebates payable	(223.7)	(166.5)
Other net changes in operating assets and liabilities	462.1	155.2

Net cash provided by operating activities	530.1	244.4

Cash flows from investing activities:
Purchases of property and equipment	(18.7)	(19.5)
Other	(10.3)	1.7

Net cash used in investing activities	(29.0)	(17.8)

Cash flows from financing activities:
Proceeds from long-term debt, net of discounts	3,458.9	—
Deferred financing fees	(19.8)	—
Tax benefit relating to employee stock compensation	13.9	13.0
Net proceeds from employee stock plans	2.1	2.6

Net cash provided by financing activities	3,455.1	15.6

Effect of foreign currency translation adjustment	1.4	0.2

Net increase in cash and cash equivalents	3,957.6	242.4
Cash and cash equivalents at beginning of period	5,620.1	523.7

Cash and cash equivalents at end of period	$9,577.7	$766.1

Table 1

Express Scripts Unaudited Consolidated Selected Information

(in millions)

	Three Months Ended March 31,
	2012	2011
Claims Volume
Network	153.0	148.8
Home delivery and specialty (1)	14.0	13.2

Total claims	167.0	162.0

Total adjusted claims(2)	192.8	186.1

Depreciation and Amortization (D&A):
Revenue amortization(3)	$28.5	$28.5
Cost of revenues depreciation	11.6	10.7
Selling, general and administrative depreciation	14.7	13.5
Selling, general and administrative amortization	10.2	10.2

Total D&A	$65.0	$62.9

Generic Fill Rate
Network	77.7%	75.0%
Home delivery	66.2%	61.8%
Overall	76.5%	73.8%

Note: See Appendix for footnotes.

Table 2

Calculation of Express Scripts Adjusted Gross Profit and SG&A

(in millions)

	Three Months Ended March 31,
	2012	2011
Gross profit, as reported	$832.0	$745.5
Amortization of NextRx-related intangible assets (3)	28.5	28.5

Adjusted gross profit	$860.5	$774.0

Selling, general and administrative expenses, as reported	$267.5	$193.1
Amortization of legacy intangible assets (4)	8.6	8.6
Amortization of NextRx-related intangible assets (3)	1.6	1.6
Non-recurring Medco transaction-related costs (5)	26.7	—

Adjusted selling, general and administrative expenses	$230.6	$182.9

Note: See Appendix for footnotes.

The Company is providing adjusted gross profit and selling, general and administrative expenses excluding the impact of non-recurring charges and amortization of intangible assets in order to compare the underlying financial performance to prior periods.

Table 3

Express Scripts EBITDA Reconciliation

(in millions, except per claim data)

The following is a reconciliation of net income to EBITDA(6). The Company believes net income is the most directly comparable measure calculated under U.S. GAAP.

	Three Months Ended March 31,
	2012	2011
Net income, as reported	$267.8	$326.5
Provision for income taxes	167.0	186.6
Depreciation and amortization	65.0	62.9
Interest expense, net	129.7	39.3

EBITDA, as reported	629.5	615.3
Non-recurring Medco transaction-related costs (5)	26.7	—

Adjusted EBITDA	$656.2	$615.3

Total adjusted claims	192.8	186.1

Adjusted EBITDA per adjusted claim	$3.40	$3.31

Note: See Appendix for footnotes.

The Company is providing EBITDA excluding the impact of non-recurring charges in order to compare the underlying financial performance to prior periods.

Table 4

Calculation of Express Scripts Adjusted EPS

	Three Months Ended March 31,
	2012	2011
	(per diluted share)
EPS, as reported	$0.55	$0.61

Non-recurring/transaction-related items:
Medco transaction-related costs (5)	0.03	—
Medco financing costs (7)	0.10	—

Amortization of:
Legacy intangible assets (4)	0.01	0.01
NextRx-related intangible assets (3)	0.04	0.04

EPS, adjusted	$0.73	$0.66

Note: See Appendix for footnotes.

The Company is providing diluted earnings per share excluding the impact of non-recurring/transaction-related items and intangibles amortization in order to compare the underlying financial performance to prior periods.

Table 5

Calculation of Medco Adjusted EPS

	Quarter Ended
	March 31, 2012	March 26, 2011
	(per diluted share)
Medco EPS, as reported	$0.62	$0.80

Non-recurring transaction-related costs (8)	0.06	—

Benefit associated with changes to the employee post retirement healthcare benefit plan and cash balance pension plans (9)	—	(0.06)

Amortization of intangible assets (10)	0.11	0.11

Medco EPS, adjusted	$0.79	$0.85

Note: See Appendix for footnotes.

The Company is providing diluted earnings per share excluding the impact of non-recurring charges/(gains) and intangibles amortization in order to compare the underlying financial performance to prior periods.

Table 6

Medco Selected Information

(in millions)

	Quarter Ended
	March 31, 2012	March 26, 2011
Volume Information
Total mail-order prescriptions	25.0	27.7
Retail prescriptions	148.3	162.0

Total prescriptions	173.3	189.7

Adjusted prescriptions(11)	222.7	244.3

Note: See Appendix for footnotes.

Table 7

2012 Guidance Information

	Estimated Year Ended December 31, 2012
	(per diluted share)
Adjusted EPS guidance	$3.36	to	$3.66

GAAP items not included in guidance:

Amortization of intangible assets (12)		TBD

Medco-related transaction and integration costs (12)		TBD

The guidance range assumes quarterly diluted weighted-average shares averaging 833 million for quarters 2 through 4 and 2012 diluted weighted-average shares of 750 million. Diluted weighted-average shares may differ due to, among other factors, the exercise of stock options and settlement of restricted stock units, and differences in the dilutive impact of awards granted under either of Express Scripts' or Medco's share-based compensation agreements. The guidance range assumes a yearly tax rate of 39%. Variations in assumed diluted weighted-average shares and tax rate may materially impact the guidance range.

Note: See Appendix for footnotes.

Appendix

Footnotes

(1)

Includes home delivery, specialty and other including: (a) drugs distributed through patient assistance programs (b) drugs we distribute to other PBMs’ clients under limited distribution contracts with pharmaceutical manufacturers and (c) FreedomFP claims.

(2)	Total adjusted claims reflect home delivery claims multiplied by 3, as home delivery claims typically cover a time period 3 times longer than retail claims.
(3)

Amortization of NextRx-related intangible assets include amounts in both revenues and selling, general and administrative expense. Revenue amortization is related to the customer contract with WellPoint which consummated upon closing of the NextRx acquisition in 2009. Under U.S. GAAP standards, amortization of intangibles that arise in connection with consideration given to a customer by a vendor is characterized as a reduction of revenues. Intangible amortization of $28.5 million ($17.6 million and $18.1 million net of tax in 2012 and 2011, respectively) is included as a reduction to revenue for the three months ended March 31, 2012 and 2011.

In addition, intangible amortization of $1.6 million ($1.0 million net of tax) is included in selling, general and administrative expense in the three months ended March 31, 2012 and 2011.
(4)

This adjustment represents the effect of Express Scripts’ legacy intangible amortization, prior to the acquisition of NextRx. Intangible amortization of $8.6 million ($5.3 million and $5.5 million net of tax in 2012 and 2011, respectively) is included in selling, general and administrative expense for three months ended March 31, 2012 and 2011.

(5)

Non-recurring transaction-related costs include those directly related to the acquisition of Medco Health Solutions, Inc., and is primarily composed of professional fees. $26.7 million ($16.4 million net of tax), is included in selling, general and administrative expense for the three months ended March 31, 2012.

(6)

EBITDA is earnings before taxes, depreciation and amortization, net interest and other income (expense); or alternatively calculated as operating income plus depreciation and amortization. EBITDA is presented because it is a widely accepted indicator of a company’s ability to service indebtedness and is frequently used to evaluate a company’s performance. EBITDA, however, should not be considered as an alternative to net income, as a measure of operating performance, as an alternative to cash flow, as a measure of liquidity or as a substitute for any other measure computed in accordance with U.S. GAAP. In addition, this definition and calculation of EBITDA may not be comparable to that used by other companies.

(7)

Financing costs include fees related to the amortization of remaining bridge loan fees, commitment fees related to the new credit agreement and interest and fees on the senior notes secured in conjunction with the acquisition of Medco Health Solutions, Inc. Costs of $79.5 million ($49.0 million net of tax) is included in interest expense in the three months ended March 31, 2012.

(8)

Non-recurring transaction-related costs incurred by Medco include those directly related to the transaction with Express Scripts, Inc., and is primarily composed of employee retention-related expenses and legal fees. $38.7 million ($23.7 million net of tax), is included in selling, general and administrative expense for the quarter ended March 31, 2012.

(9)

This adjustment represents the benefit associated with changes to the employee postretirement healthcare benefit plan recognized by Medco in Q1 2011. The changes to the plan resulted in a gain of $30.6 million ($18.3 million net of tax); $22.6 million of which was included in cost of product net revenues, and $8.0 million of which was included in selling, general and administrative (“SG&A”) in Q1 2011.

Additionally, in Q1 2011, Medco amended its cash balance pension plans, freezing the benefit for all participants effective in the first quarter of 2011. The freeze of the cash balance pension plans resulted in a gain of $9.7 million ($5.8 million net of tax); $4.6 million of which was included in cost of product net revenues and $5.1 million of which was included in SG&A in Q1 2011.
(10)

This adjustment represents the effect of Medco’s intangible amortization. Intangible amortization was $71.0 million ($43.0 million net of tax) and $73.2 million ($44.0 million net of tax) for quarter ended March 31, 2012 and March 26, 2011, respectively.

(11)

Adjusted prescription volume equals substantially all mail-order prescriptions multiplied by three, plus retail prescriptions. These mail-order prescriptions are multiplied by three to adjust for the fact that they include approximately three times the amount of product days supplied compared with retail prescriptions.

(12)	Adjusted EPS will exclude amortization of intangible assets and Medco-related transaction and integration costs. The full-year impact of these costs have yet to be determined.